Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES FIRST-QUARTER NET EARNINGS
FROM CONTINUING OPERATIONS OF $0.42 PER DILUTED SHARE

ADJUSTS 2010 FINANCIAL GUIDANCE
NASHVILLE, Tenn. — (April 22, 2010) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the first quarter ended March 31, 2010. Revenues increased 6% for the quarter to $172,522,000 from $163,424,000 for the first quarter of 2009. Net earnings from continuing operations attributable to AmSurg common shareholders for the first quarter of 2010 were $12,847,000, an increase of 2% from $12,613,000 for the first quarter of 2009. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders were $0.42 for the first quarter of 2010, up 5% from $0.40 for the first quarter of 2009. As expected, the results for the first quarter of 2010 included an incremental negative impact of $0.01 per diluted share from the revision of the Medicare payment system for ASCs.
          Mr. Holden remarked, “While we met the mid-point of the range of our earnings guidance for the period, the first quarter was challenging for the industry and for AmSurg. Severe snowstorms in many of our markets and the difficult economic environment resulted in a 4% decline in same-center procedures compared with the first quarter last year. Average revenue per procedure increased 4% between the comparable quarters due to procedure mix and pricing, which held the decline in same-center revenue for the quarter to 2%.
          “We estimate that the unusual winter weather during February reduced same-center procedures by approximately 5,000, the absence of which would have resulted in same-center revenues level with first quarter revenues last year. However, we also experienced a decline in same-center procedures during the quarter primarily related, we believe, to the soft economic environment. This trend was generally experienced throughout our same-center base, without significant variations in any particular geography or surgical specialty.
          “Due to the addition of 14 centers during 2009, as well as the acquisition of one large orthopaedic center during the first quarter of 2010, total procedures for the quarter increased 2% from the first quarter of 2009. This increase, combined with the increase in average revenue per procedure, produced our 6% growth in revenues for the quarter. In addition to the center acquired in the first quarter, we completed the first quarter with four centers under letter of intent and one center under development, which is expected to open in early 2011.
          “Net cash flows provided by operating activities were $54.3 million for the first quarter of 2010, and distributions to noncontrolling interests, which are included in cash flows from financing activities, were $30.2 million. Net cash flows provided by operating activities less
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AMSG Reports First-Quarter Results

April 22, 2010
distributions to noncontrolling interests were $24.1 million, or 1.9 times net earnings from continuing operations attributable to AmSurg common shareholders and were sufficient to fund the majority of our net capital expenditures for the first quarter of $31.2 million. Total debt increased $11.2 million for the first quarter, and the ratio of total debt to capitalization was 37% at the end of both the first quarter of 2010 and fiscal 2009. The ratio of total debt at March 31, 2010, to trailing 12 months EBITDA, was 2.6 compared with a ratio of 2.5 at December 31, 2009. We continue to expect to refinance and expand our revolving credit facility in the second quarter of 2010. We anticipate that this new facility, along with our strong operating cash flow, will leave us well positioned to fund our acquisition strategy for the foreseeable future.
          “The non-weather related decline in same-center procedures that we experienced during the first quarter has continued in April. Based on this experience year-to-date, we are today adjusting our financial guidance for 2010 and establishing guidance for the second quarter of 2010 as follows:
•	Revenues in a range of $715.0 million to $735.0 million for 2010 compared with a range of $720.0 million to $750.0 million previously.

•	Same-center revenues are expected to decline 1% to 2% for 2010 compared with being flat for the full year previously.

•	Guidance for the addition of 13 to 16 new centers for the year has not changed.

•	Net cash flow provided by operating activities less distributions to noncontrolling interests in a range of $100.0 million to $105.0 million compared with a range of $105.0 million to $110.0 million previously.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for 2010 in a range of $1.69 to $1.75 compared with a range of $1.77 to $1.80 previously, both of which include a negative $0.06 impact from the effect of the revised Medicare payment system revision and a negative $0.11 impact from higher interest costs related to the refinancing our revolving credit facility.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for the second quarter of 2010 in a range of $0.41 to $0.44 per diluted share, including a negative $0.01 impact from the effect of the revised Medicare payment system revision and a negative $0.04 impact from the higher interest costs related to the refinancing of our credit facility.”
          The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
          Mr. Holden concluded, “The second quarter is usually our strongest quarter seasonally; however, the continuing same-center procedure decline in the first few weeks of April supports a cautious outlook, despite our having met earnings guidance for the first quarter. We believe the adjustment to guidance is prudent given these circumstances.
          “We remain confident that the longer-term outlook is positive for the freestanding ASC industry and AmSurg in particular. Demographic trends, healthcare reform, disease progression in large underserved populations, an increased focus on quality and transparency and a long-term
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AMSG Reports First-Quarter Results

April 22, 2010
and continuing migration of procedures to the most affordable modality are all favorable for the ASC industry. AmSurg is positioned to benefit from these trends not only as the operator of the largest number of ASCs in the industry, but also from its leading market share in GI and ophthalmology based on operating 15% and 5%, respectively, of the country’s Medicare-certified centers in each specialty.”
          AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
          This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
          AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At March 31, 2010, AmSurg owned a majority interest in 203 continuing centers in operation and had one center under development.
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AMSG Reports First-Quarter Results

April 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2010	2009
Statement of Earnings Data:

Revenues	$172,522	$163,424

Operating expenses:
Salaries and benefits	51,854	48,992
Supply cost	23,037	19,866
Other operating expenses	37,574	34,039
Depreciation and amortization	5,797	5,647

Total operating expenses	118,262	108,544

Operating income	54,260	54,880

Interest expense	1,871	2,027

Earnings from continuing operations before income taxes	52,389	52,853
Income tax expense	8,724	8,546

Net earnings from continuing operations	43,665	44,307

Discontinued operations:
(Loss) earnings from operations of discontinued interest in surgery centers, net of income tax (benefit) expense	(153)	8

Net earnings	43,512	44,315

Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	30,818	31,694
Net (loss) earnings from discontinued operations	(3)	5

Total net earnings attributable to noncontrolling interests	30,815	31,699

Net earnings attributable to AmSurg Corp. common shareholders	$12,697	$12,616

Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of tax	$12,847	$12,613
Discontinued operations, net of tax	(150)	3

Net earnings attributable to AmSurg Corp. common shareholders	$12,697	$12,616

Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.43	$0.40
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.01)	—

Net earnings attributable to AmSurg Corp. common shareholders	$0.42	$0.40

Earnings per share — diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.42	$0.40
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	(0.01)	—

Net earnings attributable to AmSurg Corp. common shareholders	$0.41	$0.40

Weighted average number of shares and share equivalents (000’s):
Basic	30,212	31,244
Diluted	30,716	31,406
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AMSG Reports First-Quarter Results

April 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2010	2009
Operating Data:

Continuing centers in operation at end of period	203	191
New centers added during the period	1	3
Centers under development/not opened at end of period	1	3
Centers under letter of intent	4	1
Average number of centers in operation	202	191
Average revenue per center	$853	$857
Same center revenues (decrease) increase	(2%)	0%
Procedures performed during the period	308,306	303,026
Income tax expense attributable to noncontrolling interests	$186	$163
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$12,847	$12,613
Add: income tax expense	8,724	8,546
Add: interest expense, net	1,871	2,027
Add: depreciation and amortization	5,797	5,647

EBITDA	$29,239	$28,833

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
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AMSG Reports First-Quarter Results

April 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
Balance Sheet Data:

Assets

Current assets:
Cash and cash equivalents	$33,172	$29,377
Accounts receivable, net of allowance of $12,905 and $12,375 respectively	68,768	66,886
Supplies inventory	9,090	8,745
Deferred income taxes	2,582	2,324
Prepaid and other current assets	14,261	15,408
Current assets held for sale	26	34

Total current assets	127,899	122,774

Long-term receivables and deposits	—	56
Property and equipment, net	111,056	112,084
Goodwill	851,952	813,876
Intangible assets, net	9,695	9,797
Long-term assets held for sale	166	170

Total assets	$1,100,768	$1,058,757

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$5,475	$5,657
Accounts payable	13,208	14,821
Accrued salaries and benefits	15,758	18,156
Other accrued liabilities	2,554	3,208
Income taxes payable	4,428	402
Current liabilities held for sale	31	37

Total current liabilities	41,454	42,281

Long-term debt	300,461	289,041
Deferred income taxes	75,784	71,665
Other long-term liabilities	22,147	22,036
Noncontrolling interests — redeemable	135,655	123,363
Equity:
Common stock, no par value 70,000,000 shares authorized, 30,908,862 and 30,674,327 shares outstanding, respectively	165,972	163,729
Retained earnings	355,933	343,236
Accumulated other comprehensive loss, net of income taxes	(1,610)	(1,849)

Total AmSurg Corp. equity	520,295	505,116
Noncontrolling interests — non-redeemable	4,972	5,255

Total equity	525,267	510,371

Total liabilities and equity	$1,100,768	$1,058,757

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AMSG Reports First-Quarter Results

April 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	For the Three Months
	Ended March 31,
	2010	2009
Statement of Cash Flow Data:

Cash flows from operating activities:
Net earnings	$43,512	$44,315
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	5,797	5,647
Share-based compensation	1,231	1,074
Excess tax benefit from share-based compensation	(46)	—
Deferred income taxes	3,706	3,734
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	(966)	(4,568)
Supplies inventory	18	225
Prepaid and other current assets	1,135	2,652
Accounts payable	(1,653)	764
Accrued expenses and other liabilities	1,523	5,289
Other, net	67	180

Net cash flows provided by operating activities	54,324	59,312

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(27,675)	(16,326)
Acquisition of property and equipment	(3,510)	(7,420)
Repayment of notes receivable	—	1,522

Net cash flows used in investing activities	(31,185)	(22,224)

Cash flows from financing activities:
Proceeds from long-term borrowings	36,621	25,950
Repayment on long-term borrowings	(25,913)	(20,663)
Distributions to noncontrolling interests	(30,229)	(29,945)
Proceeds from issuance of common stock upon exercise of stock options	296	—
Repurchase of common stock	—	(12,587)
Capital contributions and ownership transactions by noncontrolling interests	(140)	—
Excess tax benefit from share-based compensation	46	—
Financing cost incurred	(25)	(2)

Net cash flows used in financing activities	(19,344)	(37,247)

Net increase (decrease) increase in cash and cash equivalents	3,795	(159)
Cash and cash equivalents, beginning of period	29,377	31,548

Cash and cash equivalents, end of period	$33,172	$31,389

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